Exhibit 10.1

AMENDMENT #3 TO CONVERTIBLE PROMISSORY NOTE

This Amendment #3 to Convertible Promissory Note (this “Amendment”) is entered into as of February 9, 2024, by and between STREETERVILLE CAPITAL, LLC, a Utah limited liability company (“Lender”), and NRX PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Note (as defined below), Amendment #1 (as defined below) and Amendment #2 (as defined below).

A.            Borrower previously issued to Lender that certain Convertible Promissory Note dated November 4, 2022 in the principal amount of $11,020,000.00 (the “Note”).

B.            Pursuant to that certain Amendment to Convertible Promissory Note dated March 30, 2023 (“Amendment #1”), Borrower and Lender amended the Note to address ownership limitation issues.

C.            Pursuant to that certain Amendment #2 to Convertible Promissory Note dated July 10, 2023 (“Amendment #2,” and together with Amendment #1 and this Amendment, the “Amendments”), Borrower and Lender amended the Note to address, inter alia, cash and minimum payment issues.

D.            Lender and Borrower have agreed, subject to the terms, conditions and understandings expressed in this Amendment, to amend the Note, Amendment #1, and Amendment #2, as applicable.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2.            Cash Payment. Notwithstanding anything to the contrary herein or in the Note, Borrower covenants and agrees to satisfy the Redemption Notice submitted by Lender on January 8, 2024 (the “January Redemption Notice”) for the Redemption Amount of $1,000,000.00 in cash, which payment of the Redemption Amount shall be applied to the Outstanding Balance and is subject to the Redemption Premium (10%), for a total payment by Borrower to Lender of $1,100,000.00 (the “Payment Amount”). For the avoidance of doubt, upon receipt by Lender of the Payment Amount from Borrower, the Outstanding Balance shall be reduced by $1,000,000.00. Borrower shall pay the Payment Amount to Lender via wire to an account designated in writing by Lender no later than February 12, 2024. If the Payment Amount is not received by Lender by the stated due date, this Amendment shall be deemed to be of no force or effect.

3.            Equity Conditions. Notwithstanding the terms and conditions of the Note and Amendments, Lender agrees that from the date hereof until July 31, 2024, Borrower may pay any Redemption Amount via a Redemption Conversion, even if an Equity Conditions Failure exists.

4.            Minimum Debt Service Payment; Maximum Monthly Redemption Amount; Waiver. This Section shall be deemed to amend Section 3.1 of the Note and Section 4 of Amendment #2. Notwithstanding Section 3.1 of the Note or Section 4 of Amendment #2, Borrower shall, beginning on or before February 29, 2024, and on or before the last day of each month thereafter until July 31, 2024 (the “Minimum Payment Period”), pay to Lender an amount equal to $400,000.00 in cash, less any Redemption Amount for which Lender has submitted Redemption Notices and such notices are satisfied in Redemption Conversion Shares for such month (each, a “Minimum Payment”). Borrower may, at its option, pay the Minimum Payment (or portion thereof) in Redemption Conversion Shares, cash or a combination of the foregoing in a given month during the Minimum Payment Period only to the extent Lender submits Redemption Notices during such month pursuant to Section 3.1 of the Note, and only for the Redemption Amount covered by such notices. For any portion of the Minimum Payment not covered by a Redemption Notice, Borrower must pay such uncovered portion in cash only. Notwithstanding the foregoing, for the first three (3) months of the Minimum Payment Period (the “First Three Months”), Lender shall not redeem any Redemption Amount in excess of the Minimum Payment. After the First Three Months and for the remainder of the Minimum Payment Period, Lender may redeem any Redemption Amount, including an amount in excess of the Minimum Payment, subject to the Maximum Monthly Redemption Amount. For the avoidance of doubt and by way of illustrations only, for the last three (3) months of the Minimum Payment Period, Lender could submit Redemption Notices during a certain month in the amount of $1,000,000.00 (which amount is equal to the Maximum Monthly Redemption Amount), which amount Borrower could satisfy in Redemption Conversion Shares, cash or a combination of the foregoing. Alternatively, at any point during the Minimum Payment Period, Lender could submit Redemption Notices during a certain month in the amount of $300,000.00, which amount Borrower could satisfy in Redemption Conversion Shares, cash or a combination of the foregoing, but Borrower would also be obligated to pay the remaining amount of the Minimum Payment, which is $100,000.00, in cash (and during the First Three Months only, Borrower shall not be obligated to pay any additional Redemption Amount to Lender). Alternatively, at any point during the Minimum Payment Period, Lender could refrain from submitting any Redemption Notices during a certain month, and in such event, Borrower would be obligated to pay the Minimum Payment, which is $400,000.00, in cash (and during the First Three Months only, Borrower shall not be obligated to pay any additional Redemption Amount to Lender).

For any portion of a Redemption Amount to be deemed satisfied in Redemption Conversion Shares, such shares must have been deposited and cleared for resale in Lender’s brokerage account. All payments of cash hereunder (except for the Payment Amount, which must be delivered pursuant to Section 2 hereof) must be delivered to Lender on the third (3rd) Trading Day immediately following the applicable Redemption Date and all Redemption Conversion Shares must be delivered hereunder to Lender on or before the applicable Delivery Date. For the avoidance of doubt, (i) Borrower shall make six (6) separate Minimum Payments to Lender in the amount of $400,000.00 under this Section 4 during the Minimum Payment Period (and during the First Three Months only, Borrower shall not be obligated to pay any additional Redemption Amount to Lender), (ii) that portion of each Minimum Payment that is not satisfied in Redemption Conversion Shares (and Borrower only has the option to pay in Redemption Conversion Shares to the extent it has received Redemption Notices from Lender) is the maximum amount of cash Borrower shall be required to pay in fulfillment of its obligations under this Section 4, (iii) Lender may still submit Redemption Notices during the last three (3) months of the Minimum Payment Period for any Redemption Amount, up to the Maximum Monthly Redemption Amount, in excess of the Minimum Payment, which amount Borrower must satisfy in Redemption Conversion Shares (for the avoidance of doubt, Borrower shall only have the right to pay that portion of the Redemption Amount under this Section 4(iii) in excess of the Minimum Payment in Redemption Conversion Shares), and (iv) Lender may submit Redemption Notices hereunder at any point throughout a given month. Moreover, Lender, upon it receipt of the Payment Amount, waives the application of the Trigger Effect and any of the other remedies set forth in Section 4 of the Note, related to the late payment due pursuant to the January Redemption Notice.

5.            Redemption Premium. For the avoidance of doubt, all Minimum Payments and any other payment of any Redemption Amount in cash, including the required cash payment set forth in Section 2 hereof, shall be subject to the Redemption Premium.

6.            Accelerated Redemption Amount. Borrower hereby acknowledges and agrees that Lender’s rights related to the Accelerated Redemption Amount in Section 3.3 of the Note are in addition to Lender’s rights set forth in Section 3.1 of the Note and this Amendment, and except as modified in this Section 6, are not modified in any way. Borrower and Lender hereby agree that during the Minimum Payment Period only: (i) the Accelerated Redemption Amount shall represent an amount of indebtedness then outstanding under the Note equal to the Maximum Monthly Redemption Amount, which amount is $1,000,000.00, and (ii) Lender shall only have the right to redeem up to the Accelerated Redemption Amount under Section 3.3 per calendar month. Lender may submit Redemption Notices under Section 3.3 of the Note and will be entitled to redeem up to the Accelerated Redemption Amount each month that the conditions set forth in Section 3.3 are satisfied, in addition to the rights set forth herein and in Section 3.1 of the Note, all subject to Section 3.3 of the Note, including the requirement that Borrower satisfy any Redemption Notices under Section 3.3 in Conversion Shares only. Borrower must deliver the Conversion Shares to Lender under Section 3.3 of the Note on or before the applicable Delivery Date.

7.            Payment of Outstanding Balance. To the extent there is an Outstanding Balance after the expiration of the Minimum Payment Period, Borrower shall pay such Outstanding Balance in full in cash by August 31, 2024.

8.            Representations and Warranties. In order to induce Lender to enter into this Amendment, Borrower, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a)            Borrower has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Amendment or the performance of any of the obligations of Borrower hereunder.

(b)            There is no fact known to Borrower or which should be known to Borrower which Borrower has not disclosed to Lender on or prior to the date of this Amendment which would or could reasonably be expected to materially and adversely affect the understanding of Lender expressed in this Amendment or any representation, warranty, or recital contained in this Amendment.

(c)            Except as expressly set forth in this Amendment, Borrower acknowledges and agrees that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Borrower under the Note or any other transaction documents entered into in connection with the Note (the “Transaction Documents”).

(d)            Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Lender, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Amendment and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Transaction Documents. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Borrower hereby acknowledges and agrees that the execution of this Amendment by Lender shall not constitute an acknowledgment of or admission by Lender of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

9.            Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by Lender to Borrower in connection with this Amendment.

10.            Other Terms Unchanged. The Note, Amendment #1 and Amendment #2, as amended by this Amendment, remain and continue in full force and effect, constitute legal, valid, and binding obligations of each of the parties, and are in all respects agreed to, ratified, and confirmed. Any reference to the Note after the date of this Amendment is deemed to be a reference to the Note, Amendment #1 and Amendment #2 as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Note or Amendment #1 or Amendment #2, the terms of this Amendment shall control. Except as otherwise set forth herein, no forbearance or waiver may be implied by this Amendment. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Lender under the Note, Amendment #1, or Amendment #2, as in effect prior to the date hereof. For the avoidance of doubt, this Amendment shall be subject to the governing law, venue, and Arbitration Provisions, as set forth in the Note.

11.            No Reliance. Borrower acknowledges and agrees that neither Lender nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Borrower or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and the Transaction Documents and, in making its decision to enter into the transactions contemplated by this Amendment, Borrower is not relying on any representation, warranty, covenant or promise of Lender or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

12.            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

13.            Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

LENDER:

Streeterville Capital, Llc

By:	/s/ John M. Fife
John M. Fife, President

BORROWER:

Nrx Pharmaceuticals, Inc.

By:	/s/ Stephen Willard
Stephen Willard, CEO

[Signature Page to Amendment #3 to Convertible Promissory Note]